HEI Exhibit 4.4(d)

Hawaiian Electric Industries, Inc. P. O. Box 730 Honolulu, Hawaii 96808-0730

[HEI logo]

June 12, 2015
Fidelity Investments
Attention: WI Implementation
100 Magellan KE22
Covington, KY 41015

Re: Changes to the Investment Options with respect to the Plan(s) specified below (the "Plan(s)"):

Legal Plan Name	FPRS Plan Number	Plan Type (reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
American Savings Bank 401(k) Plan	75615	Qualified Plan
Dear WI Implementation:
This letter relates to plan investment options available under the Master Trust Agreement for the Plans entered into between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, “Sponsor”) and Fidelity Management Trust Company (“Fidelity”) dated as of September 4, 2012, and amended by a First Amendment effective March 1, 2015, and further amended by letters of direction executed by the Sponsor and the Trustee which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Agreement”).   The parties intend and agree that this letter shall constitute a further amendment to the Agreement to the extent the directions contained herein modify the investment options available under the Plans. Capitalized terms used in this letter amendment and not otherwise defined herein have the same meaning as in the Agreement.
Sponsor hereby directs Fidelity to implement the Plan investment option changes described in the attached Direction to Change Investment Options and subject to the terms thereof.
On the effective date of this letter amendment, in lieu of receiving a printed copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a new Plan investment option, the Named Fiduciary hereby consents to receive such documents electronically.  The Named Fiduciary shall access each prospectus on the internet after receiving notice from Fidelity that a current version is available online at a website maintained by Fidelity or its affiliate.  Fidelity represents that on the effective date of this letter amendment, a current version of each such prospectus is available at http://www.fidelity.com/workplacedocuments or such successor website as Fidelity may notify the Named Fiduciary of in writing from time to time.  The Named Fiduciary represents that it has accessed/will access each such prospectus at http://www.fidelity.com/workplacedocuments or such successor website as Fidelity may notify the Named Fiduciary of in writing from time to time.

Timeframes:
Fidelity will implement the fund change(s) directed by Sponsor on the dates specified in the attached Direction to Change Investment Options and deliver communications in a timely manner as described herein, provided Fidelity is in receipt of this signed letter by June 15, 2015. The fund change(s) described herein will not be implemented and communications not delivered unless this signed letter is received by Fidelity by June 15, 2015.
This letter (including any attachments hereto, each of which is incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to the directions given in this letter that are not fully expressed herein. Sponsor recognizes the importance of changes to a Plan's investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard and therefore confirms that it has read this letter fully and understands and confirms the accuracy of the directions being provided herein.

By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Agreement, each party may rely without duty of inquiry on the foregoing representation.
HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
AMERICAN SAVINGS BANK, F.S.B.

BY: HAWAIIAN ELECTRIC INDUSTRIES, INC.
PENSION INVESTMENT COMMITTEE

By: /s/ James A. Ajello	By: /s/ Chester A. Richardson
(Signature of Authorized Individual)	(Signature of Authorized Individual)
Name: James A. Ajello	Name: Chester A. Richardson
(Printed Name)	(Printed Name)
Title: Chairman	Title: Secretary
Date: 6/12/15	Date: 6/12/15

A copy of this letter will be returned to Sponsor after it has been countersigned by Fidelity.
Agreed to and accepted by:
Fidelity Management Trust Company

By: /s/ Danny T. Dolan
(Signature of Fidelity Authorized Individual)
Name: Danny T. Dolan
(Printed Name)
Title: V. P.
Date: 6/23/2015

Direction to Change Investment Options
Fund Additions
The Plan(s) specified below will be adding the fund(s) listed below after 4:00 PM ET on the day before the live date indicated below:

Plan #	Live Date	Ticker	Legal Fund Name	FPRS Code	VRS Code	Redemption/Short-Term Trading Fees
56566	08/03/2015	FVLKX	Fidelity® Value Fund - Class K	2102	02102	N/A
75615	08/03/2015	FVLKX	Fidelity® Value Fund - Class K	2102	02102	N/A

Restrictions:

•
Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the new investment options will be opened for all money-in and money-out transactions, and will not be restricted from any transaction.

Performance:

•	Fund Performance will be made available on NetBenefits and in participant statements.

•
Fidelity displays certain investment performance-related and holdings-based data for investment products on NetBenefits that may be based on data received from various third-party sources including but not limited to Morningstar, LLC, investment managers, trustees or plan sponsors.  Depending on such source and type of underlying data and the particular investment product, information may not be available or updated on NetBenefits for several days after receipt; for custom investment options where past performance is not available, at least thirty days may be required for performance history to be generated and calculated.

•	The Standard Performance will be made available:

Standard Performance Options
NetBenefits
1, 3, 5, 10 Year Average Annual
Life of Fund Average Annual
3 Month Cumulative
Year to Date Cumulative

Distribution and Fee Redemption Methodology:

•	The new funds will be added to the redemption methods for all withdrawals, loans and/or fee processing, as currently provided in the Agreement and Plan Administration Manual:

•	For redemption methods and/or fee processing using a hierarchal method, the new funds will be added in the last position; and/or,

•	For redemption methods and/or fee processing using a pro-rata method, the new funds will be added to the list.
Fund Closures
As indicated in the chart below, the Plan(s) specified will be (i) freezing the fund(s) indicated below and redirecting contributions effective as of the market close (generally 4:00 PM ET) on the live date listed below, and/or (ii) reallocating the balances in frozen funds in the Plan(s) (whether frozen pursuant to this or a previous direction) effective as of the market close (generally 4:00 PM ET) on the date(s) specified below.

Plan #	Request Type- Redirection/ Reallocation/ Both	Re-Direct Trade Date	Re-Allocate Trade Date	Fidelity (FROM) FPRS Code & Ticker	From Legal Name	è	To Legal Name	Fidelity (TO) FPRS Code & Ticker	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	08/03/2015	08/03/2015	OLSU PIMVX	Virtus Contrarian Value Fund Class I	è	Fidelity® Value Fund - Class K	2102 FVLKX	N/A
75615	Both	08/03/2015	08/03/2015	OLSU PIMVX	Virtus Contrarian Value Fund Class I	è	Fidelity® Value Fund - Class K	2102 FVLKX	N/A
Transactional Details:

•
Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the “From Fund” investment options will be closed for all money-in and money-out transactions, and will be restricted from all transactions.

•	Prospectus, if available, will be automatically generated according to the participants’ mail preference as a result of this reallocation.

•	All assets will be liquidated and processed as a cash transaction.
Auto Rebalance Notification

•
Participants enrolled in the Auto Rebalance service offered by the Plan will need to re-enroll if any of the closing funds are included in their rebalance order. A notification of this service will be included in the participant communication.

Communications Strategy
Fidelity will draft the fund change notification for all Plan participants and beneficiaries with a balance and all eligible employees. Sponsor will review and approve the fund change notification in time to meet the confirmed delivery date.  Sponsor has confirmed for Fidelity that no status code should be omitted from the fund change notifications.

Fidelity will distribute the fund change notification electronically, via email and NetBenefits, with print distribution to all beneficiaries and participants who do not have a valid email address on file. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by Sponsor.
Sponsor has worked with Fidelity to confirm that the Plan investment option changes described herein shall not result in a “blackout period” as defined in Section 101(i) (7) of ERISA.